Exhibit 10.2

RETAINER AGREEMENT

This Retainer Agreement (this “Agreement”) is made effective as of June 2, 2009, by and between Richard J. Vander Woude (hereinafter referred to as “Attorney”), FirstCity Servicing Corporation (herein referred to as “FCSC”), and FirstCity Financial Corporation (herein referred to as “Company”).  The parties, intending to be legally bound, agree as follows:

BACKGROUND

 Attorney was, prior to the Effective Date, employed as General Counsel of the Company  and FCSC.  Prior to or as of the Effective Date, Attorney will resign his positions as General Counsel of the Company and FCSC.

AGREEMENT

1.                                      DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Agreement” means this Retainer Agreement, as amended from time to time.

“Company” means FirstCity Financial Corporation.

“Effective Date” means June 2, 2009.

“Fiscal Year” means the Company’ fiscal year, as it exists on the Effective Date or as changed from time to time.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“Retainer Fee” has the meaning as defined in Section 3.1(b).

“Retainer Period” has the meaning as defined in Section 2.2.

2.                                      TERMS AND DUTIES

2.1                               ENGAGEMENT.  Company hereby engages the services of Attorney, on a non-exclusive basis, and Attorney agrees to provide to Company and its affiliates and subsidiaries legal services on the terms and conditions set forth in this Agreement, as and to the extent requested by Company from time to time.  In addition, Attorney shall provide such further legal services hereunder as may be agreed upon by the parties from time to time. Attorney agrees that he will be available during normal working hours to render the services required of him hereunder, subject to vacation and normal conflicts arising from representation of other clients.

2.2                               TERM.  The term of the Attorney’s engagement under this Agreement will be two  (2) years, beginning on the Effective Date and ending on May 31, 2011 (the “Retainer Period”), unless earlier terminated as provided in Section 6.2.

2.3                               RETAINER.  Company agrees that Company and its Subsidiaries and Affiliates will furnish work for legal services for a total of 1,500 hours during the Retainer Period (750 hours for the period from June 1, 2009 through May 31, 2010 and 750 hours for the period from June 1, 2010 through May 31, 2011).

3.                                      COMPENSATION

3.1                               Subject to the terms of this Agreement, the Attorney will receive compensation as set forth in subparts (a), (b) and (c) of this Section 3.1.

(a)                                  Hourly Fees.  Legal fees for services provided by Attorney during the Retainer Period will be billed at $350 per hour.  Attorney will bill Company for legal services provided by Attorney each month.  Attorney will use his best efforts to submit any such invoices for services prior to the 10th day of the following month.  Invoices for legal services will be paid no later than fifteen days after receipt by Company.

(b)                                  Retainer Fee.  A Retainer Fee will be calculated and paid (if any) within twenty-five days after each three month period during the Retainer Period commencing on the Effective Date (a “Quarterly Period”); the first Quarterly Period will end on August 31, 2009.  The Retainer Fee is an amount equal to (i) the Hour Threshold applicable to that Quarterly Period multiplied by $350, (ii) reduced by the amount of any fees invoiced to Company and/or any Company Subsidiaries and Affiliates for that Quarterly Period, and further reduced by the amount of any Retainer Fees paid for the immediate prior Quarterly Period which were not applied as a credit to legal fees charged by Attorney.  In the event that the actual hours billed in any Quarterly Period, exceeds the Hour Threshold applicable to that Quarterly Period, the excess shall apply to the succeeding Quarterly Period.  The calculation of the Retainer Fee for each Quarterly Period for the first year of the Retainer Period will be based upon an Hour Threshold of 187.5 hours per quarter for services provided by Attorney under this Agreement during the first year of the Retainer Period.  The calculation of the Retainer Fee for each Quarterly Period for the second year of the Retainer Period will be based upon an Hour Threshold of 120 hours per quarter for services provided by Attorney under this Agreement during the second year of the Retainer Period.  Within twenty-five days of the end of the Retainer Period a final calculation will be made for the entire Retainer Period based upon the a total of 1,500 hours for the Retainer Period with credit given to Company for all fees paid by Company and all Retainer Fees paid during the Retainer Period and Company will pay, within thirty days of receipt of the calculation and bill for any Retainer Fee, the final Retainer fee payable to Attorney.  The Retainer Fee will be paid, either directly to Attorney or to any law firm by which Attorney is employed, but any reduction of the Retainer Fee shall only apply to hourly fees for services provided by Attorney and not for legal services provided by any other attorneys.

The Retainer Fee shall be reduced to the extent that Attorney was offered work by Company and declined to provide such legal services unless the work was declined due to (1) other work being performed by Attorney for Company, (2) the work arising during a vacation period designated by Attorney (not to exceed 28 workdays per year).  The reduction of the Retainer Fee for declined work will not exceed the Hour Threshold in any Quarterly Period reduced by hours of services provided by Attorney during that quarter.

Any Retainer Fee payments paid to Attorney shall be made to Attorney as an independent contractor and no such payments shall be included within any W-2 issued to Attorney under the Separation Agreement (as defined below) and Attorney shall be solely responsible for the payment of all federal, state and local income taxes, social security taxes, federal, state and local unemployment insurance and similar taxes, and all other assessments, taxes, contributions or sums payable with respect to Attorney as a result of or in connection  with the services performed by Attorney under the Retainer Agreement, and Attorney shall file all returns and reports  with  respect to any of the  foregoing.  In the event that Attorney provides the legal services through a law firm, the law firm shall recognize and report all income for fees invoice through such law firm and shall be responsible for payment of all such taxes.

(c)                                  No Other Compensation.  Except as set forth in a Separation Agreement, Release and Amendment to Award Agreements (the “Separation Agreement”) of even date herewith executed by Attorney, Company and FCSC, the Attorney shall not be entitled to any additional compensation, fees, benefits or bonuses of any kind from the Company or its subsidiaries or affiliates.

3.2                                            STATUS OF ATTORNEY AND COMPANY.  Attorney understands and agrees that he is acting as an independent contractor in the performance of his services hereunder and nothing herein contained shall be deemed to create an employment relationship or an agency relationship between Attorney and Company.  In light of Attorney’s independent contractor status, Attorney further understands and agrees that he shall in no event be entitled to participate as an employee  in, or to receive any benefits from, any of Company’s benefit or welfare plans in respect of his services hereunder.  Attorney or any law firm employing Attorney shall be solely responsible for the payment of all Federal, state and local income taxes, social security taxes, Federal, state and local unemployment insurance and similar taxes, and all other assessments, taxes, contributions or sums payable with respect to Attorney as a result of or in connection with the services performed by Attorney hereunder, and Attorney or such law firm shall file all returns and reports with respect to any of the foregoing.  Nothing contained herein shall prejudice, limit or otherwise modify any unconditionally accrued and/or vested rights of Attorney arising out of his prior employment by Company, which employment terminated on May 31, 2009.

4.                                      REIMBURSEMENT FOR EXPENSES

4.1                               Attorney shall be entitled to reimbursement for reasonable and actual documented business expenses incurred for the benefit of Company, FCSC and their affiliates and subsidiaries in the course of providing legal services.  Expense invoices and, if requested, supporting documentation satisfactory to Company shall be submitted on a monthly basis with respect to expenses incurred during the preceding month.  To the extent any reimbursement of expenses under this Section 1(e) are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then in accordance with Code Section 409A: (i) the amount of expenses eligible for reimbursement provided during Employee’s taxable year may not affect the expenses eligible for reimbursement provided in any other taxable year, (ii) the reimbursement must be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

CONFLICTS.

5.1                               Neither Attorney nor any law firm employing attorney shall  provide legal services, directly or indirectly, to any third party if the provision of such services would violate  applicable rules of professional  conduct  applicable to lawyers regarding  conflicts of interests or potential  conflicts of interest.

6.                                      TERMINATION

6.1                               EVENTS OF TERMINATION.  During the Retainer Period, the Attorney’s Retainer Fee, and any and all other rights of the Attorney under this Agreement will terminate (except as otherwise provided in this Section 6):

(a)                                  upon the death of the Attorney, or the disability or incapacity of Attorney such that Attorney cannot perform legal services for a period exceeding. 60 days;

(b)                                  in the event that Attorney accepts full-time employment with a company engaged in the acquisition of distressed assets in competition with Company;

(c)                                  Attorney’s negligent performance of legal services or loss of his license  to practice law; provided that Attorney has not cured any such breach within thirty (30) days after receiving notice of the alleged breach from Company.

6.2                               TERMINATION PAY.  Effective upon the termination of this Agreement, the Company will be obligated to pay Attorney (or, in the event of his death, his heirs, estate or designated beneficiary as defined below) only such compensation as is provided in this Section 6.2, and in lieu of all other amounts and in settlement and complete release of all claims the Attorney or his heirs may have against the Company.  Upon the termination of this Agreement, Attorney or his designated beneficiary, heirs or estate will be entitled to receive the fees due for services provided by Attorney prior to the termination of this Agreement, any accrued and unpaid Retainer Fee due for the period through the termination date and the amount of any unreimbursed expenses payable under Section 4.1.  For purposes of this Section 6.2, the Attorney’s designated beneficiary will be his spouse, Jana Kay Vander Woude, or in the event that his spouse is not surviving, his estate.  Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Attorney, to determine whether any beneficiary designated by Attorney is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Attorney’s personal representative (or the trustee of a trust established by the Attorney) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, heir, personal representative, or trustee.

7.                                      GENERAL PROVISIONS

7.1                               WAIVER.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.2                               BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.  This Agreement is for the personal services of Attorney and may not be assigned by Attorney, nor shall it be assignable by operation of law, without the prior written consent of Company, which consent may be withheld in Company’s sole discretion.

7.3                               NOTICES.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Company:	FirstCity Financial Corporation
P.O. Box 8216, Waco, Texas 76714-8216 (mail)
6400 Imperial Drive, Waco, Texas 76712 (deliveries only)
Attention: James T. Sartain
Facsimile No. 254-761-2953

If to FCSC:	FirstCity Servicing Corporation
P.O. Box 8216, Waco, Texas 76714-8216 (mail)
6400 Imperial Drive, Waco, Texas 76712 (deliveries only)
Attention: James T. Sartain
Facsimile No. 254-761-2953

If to Attorney:	Richard J. Vander Woude
10005 Lost Oak Ridge Drive
Woodway, Texas 76712

7.4                               ENTIRE AGREEMENT; AMENDMENTS.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.5                               GOVERNING LAW.  This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

7.6                               SECTION HEADINGS, CONSTRUCTION.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

7.7                               SEVERABILITY.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.8                               COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.9                               NO THIRD-PARTY BENEFICIARIES.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors, permitted assigns, heirs and legal representatives.

7.10                        NO CONSTRUCTION AGAINST PREPARER.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have prepared or imposed such provision.

7.11                        COUNSEL.  Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement, and has had ample opportunity to read, review, and understand the provisions of this Agreement.

7.12                        ATTORNEYS’ FEES.  In the event of any litigation between the Company and the Attorney arising under or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party the expenses of litigation (including reasonable attorneys’ fees, expenses and disbursements) incurred by the prevailing party.

7.13                        NON-WAIVER.  Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder.  Waiver by any party of any right arising from any breach of any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

7.14                        TIME OF ESSENCE; DATES.  Time is of the essence of this Agreement.  Anywhere a day certain is stated for payment or for performance of any obligation, the day certain so stated enters into and becomes a part of the consideration for this Agreement.  If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non-business day.  The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date.

7.15                        FACSIMILE AS WRITING.  The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal shall be deemed to be “written” and a “writing” for all purposes of this Agreement.

7.16                        TERMINATION OF PRIOR AGREEMENTS.  EXCEPT FOR THE SEPARATION AGREEMENT, RELEASE AND AMENDMENT OF AWARD AGREEMENTS OF EVEN DATE HEREWITH, THE COMPANY, FCSC AND ATTORNEY ACKOWLEDGE AND AGREE THAT THIS AGREEMENT IS THE ONLY AGREEMENT RELATING TO THE TERMS OF ENGAGEMENT, COMPENSATION, OR ANY OTHER CLAIM TO PAYMENTS OF ANY KIND OF ATTORNEY RELATING TO THE COMPANY, FCSC OR ANY OF THEIR AFFILIATES OR SUBSIDIARIES COVERING THE RETAINER PERIOD.

7.17                        COMPLIANCE WITH CODE SECTION 409A.  This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.  Any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A.  If any provision of this Agreement (or any award of compensation or benefits hereunder) would cause Employee to incur any additional tax or interest under Code Section 409A and authoritative guidance thereunder, FCFC and FCSC shall, after consulting with and obtaining the agreement of Employee, reform such provision to comply with Code Section 409A, provided that such reformation shall to the extent permitted under Code Section 409A, maintain the original intent and economic benefit to Employee of the applicable provision.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on June 4, 2009 to be effective as of the date above first written above.

COMPANY:

FirstCity Financial Corporation

By:
Name:
Title:

FCSC:

FirstCity Servicing Corporation

By:
Name:
Title:

ATTORNEY:

Richard J. Vander Woude